Exhibit 99.1

Confidential Materials omitted and filed separately with the Securities and Exchange Commission.

Double asterisks denote omissions.

Senior Executive Vice President & Chief Operating Officer

2013 Bonus Plan

Name: Bob Watts (“Plan Participant”)

Effective Date: 1 January 2013

This document (the “Plan”) constitutes the full terms and conditions of your annual bonus plan for 2013 and supersedes all oral communications and prior writings with respect thereto. As Senior Executive Vice President & Chief Operating Officer of MicroStrategy Incorporated (the “Company”), you are eligible to earn for 2013: (i) an annual bonus described in Section I below (the “Field Margin Bonus”) and (ii) an annual bonus described in Section II below (the “Maintenance Bonus”).

I.	Field Margin Bonus

a.	Any Field Margin Bonus for 2013 shall be determined by the Compensation Committee of the Company’s Board of Directors (the “Compensation Committee”) by multiplying (i) the Field Margin Bonus Rate (as defined below) by (ii) the amount by which the Field Margin (as defined below) exceeds USD [**] ($[**]).

b.	“Field Margin Bonus Rate” is defined as 0.50% (one-half of one percent).

c.	“Field Margin” is defined as the Company’s consolidated gross profit, less sales and marketing expense for the core business intelligence business (i.e., the Company’s business intelligence software and services business unit, which excludes sales and marketing expense attributable to the Company’s Angel.com business), as calculated in accordance with GAAP and shown in the Company’s Consolidated Statements of Operations by business unit for 2013.

II.	Maintenance Bonus

a.	Any Maintenance Bonus for 2013 shall be determined by the Compensation Committee by multiplying (i) the Maintenance Bonus Rate (as defined below) by (ii) the increase, if any, in the annualized value of maintenance contracts between the end of 2012 and the end of 2013 in your territory.

b.	“Maintenance Bonus Rate” is defined as 0.75% (three-quarters of one percent).

c.	The annualized value of maintenance contracts at the end of each applicable fiscal year shall be calculated by MicroStrategy’s Finance department in its sole discretion by annualizing the total amounts owed under the applicable maintenance contracts using a constant foreign exchange rate.

III.	General Terms

a.	MicroStrategy reserves the right to modify, suspend or terminate this Plan or any bonus payment in whole or in part, at any time, with or without prior notice or reason. For example, a bonus may be modified due to a financial accrual adjustment from a prior period.

b.	No Field Margin Bonus or Maintenance Bonus shall be earned by or paid to Plan Participant under this Plan unless and until the Compensation Committee certifies in writing the applicable bonus amount, if any.

c.	If Plan Participant’s employment with MicroStrategy terminates (regardless of the reason or cause of the employment termination) prior to payment of a bonus under this Plan, no such bonus shall be earned by or paid to Plan Participant under this Plan unless determined otherwise by MicroStrategy in its sole discretion.

d.

Plan Participant is not eligible for the payment of any bonus for any transaction unless: (a) a formal quote was submitted using the MicroStrategy Quote System that clearly describes each term and condition of the proposed transaction and is in full compliance with the MicroStrategy Quote System Policy; (b) the submitted quote was approved in advance of any discussion with the customer about the

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terms and conditions of that transaction; (c) all pricing communications with the customer include the official quote approved in the quote system; and (d) the final transaction is identical in all respects to the approved quote.

e.	Bonus payments are contingent upon:

(i)	The Plan Participant’s full compliance with all MicroStrategy policies as required by his Directorate, including but not limited to the MicroStrategy Code of Conduct, MicroStrategy Revenue Recognition Policy, MicroStrategy Quote System Policy, and the Contracts Negotiation and Approval Policy;

(ii)	Completion of all activities in the Field Sales Portal; and

(iii)	Plan Participant’s accurate and timely completion and submission of all required Representation Letters and Sales Portal Disclosure Questions.

f.	MicroStrategy reserves the right to delay, withhold or suspend any bonuses pending MicroStrategy’s determination of whether each of the above requirements (and all other bonus eligibility requirements set forth herein) have been met. MicroStrategy may recover any bonuses paid to Plan Participant if MicroStrategy subsequently determines that Plan Participant did not meet one or more of the eligibility requirements described in this Plan, or otherwise should not have received the bonus payment.

g.	MicroStrategy shall have sole responsibility for the administration, interpretation, and implementation of this Plan. Plan Participant must raise with the Executive Vice President, Human Resources any issues he has concerning his bonus statement within 60 days from receipt of the statement. All decisions and determinations by MicroStrategy relating to the Plan and any bonuses shall, however, be final.

h.	This Plan is not an employment contract and does not guarantee or create any expectation of employment. Participation in this Plan does not grant Plan Participant the right to continued employment or any right to continuation in Plan Participant’s job assignment.

i.	Notwithstanding anything to the contrary set forth herein, in the event that the sum of the amount of the Field Margin Bonus and the Maintenance Bonus calculated hereunder for 2013 (collectively, the “Aggregate Bonus Amount”) would exceed $6,500,000, the Compensation Committee shall reduce one or more such bonuses to the extent necessary such that the Aggregate Bonus Amount is less than or equal to $6,500,000.

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